SERVICER COMPLIANCE CERTIFICATION

This Servicer Compliance Certification is issued pursuant to the Commercial Tax Service Agreement dated as of February 25, 2005 (together with all amendments thereto, the "Agreement"), between Wachovia Corporation ("Customer") and First American Commercial Real Estate Services, Inc. ("First American").

I, Scott Friberg, an authorized officer of First American, certify to Customer and with the knowledge and intent that it will rely upon this certification, that:

1.  The servicing information required to be provided to Customer by First American under the Agreement has been so provided;

2.  I am responsible for reviewing the activities performed by First American under the Agreement and based upon my knowledge and, except as disclosed in the annual compliance assessment required to be delivered to Customer (which has been so delivered to Customer), in all material respects throughout the relevant reporting period
First American has fulfilled its obligations under the Agreement; and

3.  Attached to this Compliance Certification is a list of all material failures and the nature and status thereof. [NONE/NO ATTACHMENT]

FIRST AMERICAN COMMERCIAL REAL ESTATE SERVICES, INC.

By: /s/ Scott R. Friberg
Scott R. Friberg
Chief Operations Officer
February 22, 2008

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ExA-CompliCert
10/11/06